PRICING SUPPLEMENT NO. 34                                         Rule 424(b)(3)
DATED: August 23, 2004                                       File No. 333-109793
(To Prospectus dated November 17, 2003,
and Prospectus Supplement dated November 17, 2003)

                                 $10,668,950,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount: $8,500,000    Floating Rate Notes [x]   Book Entry Notes [x]

Original Issue Date: 9/15/2004  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  9/15/2012       CUSIP#: 073928G80

                                Euroclear and Clearstream Common Code: 020083140

Option to Extend Maturity:      No   [x]
                                Yes  [ ]  Final Maturity Date:

Minimum Denominations: $100,000, increased in multiples of $10,000

                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------         ----------           ---------           ---------
         *                    *                  N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                    Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate              Minimum Interest Rate:  0.00%

[ ]  Federal Funds Effective Rate

[ ]  Federal Funds Open Rate            Interest Reset Date(s):  **

[ ]  Treasury Rate                      Interest Reset Period:  Quarterly

[ ]  LIBOR Reuters                      Interest Payment Date(s):  ***

[x]  LIBOR Telerate +

[ ]  Prime Rate

[ ]  CMT Rate

Interest Rate: Cliquet Inverse           Interest Payment Period:  Quarterly
               Floating Rate+
               See Annex A

Index Maturity:  Six Months              Interest Determination Date(s): 5th
                                         London Banking Day prior to but not
                                         including the last day of the
                                         immediately preceding Interest Payment
                                         Period, and for purposes of this
                                         provision only, without giving effect
                                         to the Business Day Convention (as
                                         defined in Annex A below)

Spread (plus or minus):  N/A             Day Count Basis:  360-day year of
                                                           twelve 30-day months

* Commencing December 15, 2004 and on each Interest Payment Date thereafter until Maturity, the Notes may be called in whole at par at the option of the Company on five Business Days' notice. For purposes of this provision only, "Business Day" means any day that is not a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close.

** Commencing December 15, 2004 and on the 15th of each March, June, September and December prior to Maturity.

*** Commencing December 15, 2004 and on the 15th of each March, June, September and December thereafter, including the maturity date.

                  CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of the Cliquet Inverse Floating Rate Notes (the "Notes"). This discussion supplements the section captioned "Certain US Federal Income Tax Considerations" in the Prospectus Supplement dated November 17, 2003. Except as provided below under "Federal Income Tax Treatment of Non-US Holders," this summary deals only with a beneficial owner of a Note that is:

o an individual who is a citizen or resident of the United States for US federal income tax purposes;

o a corporation (or other entity that is treated as a corporation for US federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

o an estate whose income is subject to US federal income taxation regardless of its source; or

o a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "US Holder").

      If a partnership (or other entity that is treated as a partnership for US federal tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the US federal income tax consequences of holding and disposing of the Notes.

      An individual may, subject to certain exceptions, be deemed to be a resident of the United States for US federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 83 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

      This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this Pricing Supplement. This summary addresses only US Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a "straddle," "hedge," "synthetic security" or a "conversion transaction" for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as S corporations, banks, thrifts, other financial institutions, insurance companies, mutual funds, small business investment companies, tax-exempt organizations, retirement plans, real estate investment trusts, regulated investment companies, securities dealers or brokers, traders in securities electing mark to market treatment, investors whose functional currency is not the US dollar, persons subject to the alternative minimum tax, and former citizens or residents of the United States), and this summary does not discuss the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

      PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Federal Income Tax Treatment of US Holders.

      General

      There are no regulations, rulings or other authorities addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the Notes, and therefore the federal income tax treatment of the Notes is subject to some uncertainty.

      Under certain Treasury regulations addressing the timing and character of income, gain, loss and deduction in respect of debt instruments (the "the OID regulations"), for purposes of determining the yield and maturity of a debt instrument, an issuer is generally deemed to exercise a call option in a manner that minimizes the yield on the debt instrument. The OID regulations do not indicate how this rule is applied to debt instruments, such as the Notes, that provide for an inverse floating rate of interest and are callable at par. We intend to take the position that for purposes of applying this rule, the yield on the Notes should be calculated assuming each Quarterly Coupon is computed based on the 6 Month USD LIBOR rate in effect on the date the Notes are issued. Based on this assumption, our yield would be minimized by exercising our call on September 15, 2005 and therefore, for purposes of the OID regulations, the Notes would be treated as bearing interest at the initial Interest Rate and having a maturity of twelve months. This assumption has been made solely for federal income tax purposes in order to comply with the OID regulations. This assumption does not necessarily reflect our expectations regarding the actual yield on the Notes, nor is it an indication of our intention regarding whether or not to call the Notes at any time.

      Under this position, the Quarterly Coupon on a Note for the initial Interest Payment Period will be taxable to a US Holder as ordinary interest income at the time it accrues or is received in accordance with the US Holder's normal method of accounting for tax purposes. If we do not call the Notes on September 15, 2005, solely for purposes of the OID regulations, the Notes would be deemed to be retired and reissued at the end of the initial Interest Payment Period and at the end of each subsequent Interest Payment Period. In this event, a US Holder would not recognize gain or loss in respect of such deemed retirement and reissuance and the Quarterly Coupon for the subsequent Interest Payment Period would be taxable to the US Holder as ordinary interest income at the time it accrues or is received in accordance with the US Holder's normal method of accounting for tax purposes calculated based upon the 6 Month USD LIBOR rate in effect at that time.

      Sale, Exchange, Redemption, Repayment or Other Disposition of the Notes

      Under the approach described above, upon the disposition of a Note by sale, exchange, redemption (if we exercise our call right or otherwise), repayment or other disposition, a US Holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the US Holder's adjusted tax basis in the Note. A US Holder's adjusted tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the US Holder. Capital gains of individual taxpayers from the sale, exchange, redemption, repayment or other disposition of a Note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, redemption, repayment or other disposition of a Note is subject to limitations.

      Alternative Treatment

      As mentioned above, there are no regulations, rulings or other authorities addressing the federal income tax treatment of debt instruments with terms that are substantially similar to the Notes, and therefore the federal income tax treatment of the Notes is subject to some uncertainty. Accordingly, other treatments of the Notes are possible. For example, in the event that we are not deemed to exercise our right to call the Notes for purposes of the OID regulations on September 15, 2005, it is possible that the Notes could be treated as "contingent payment debt instruments" for federal income tax purposes. If the Notes were treated as contingent payment debt instruments for federal income tax purposes, the timing and character of income with respect to the Notes would be significantly affected. For example, a US Holder would be required to include in income in each year an amount equal to the "comparable yield" of the Notes, which is generally equal to the yield at which we would issue a noncontingent debt instrument with terms and conditions similar to the Notes. In addition, a "projected payment schedule" would be computed as of the Original Issue Date that would produce the comparable yield. Furthermore, any gain realized on the maturity date or upon an earlier call, sale, exchange or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon an earlier call, sale, exchange or other disposition of the Notes would be treated as ordinary loss to the extent of interest included as income in the current or previous taxable years by the US Holder in respect of the Notes, and capital loss thereafter. The federal income tax treatment of contingent payment debt instruments is summarized in the Prospectus Supplement dated November 17, 2003 under the caption "Certain US Federal Income Tax Considerations - Contingent Payment Debt Instruments."

Disclosure Requirements for Certain US Holders Recognizing Significant Losses.

      A US Holder that is an individual or a partnership with one or more noncorporate partners that claims a loss of $2 million or more in a taxable year or $4 million or more in any combination of taxable years in respect of a Note may be subject to certain disclosure requirements for "reportable transactions." Prospective investors should consult their own tax advisors concerning any possible disclosure obligation with respect to the Notes.

Federal Income Tax Treatment of Non-US Holders.

      As used in this discussion, the term "Non-US Holder" means a beneficial owner of a Note that is, for US federal income tax purposes:

      o     a nonresident alien individual,

      o     a foreign corporation,

      o     a foreign partnership,

      o an estate whose income is not subject to US federal income tax on a net income basis, or

      o a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

      Payments on the Notes to Non-US Holders will not be subject to US federal income or withholding tax if the following conditions are satisfied:

      o the Non-US Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

      o the Non-US Holder is not a controlled foreign corporation for US federal income tax purposes that is related to us through actual or constructive ownership,

      o the Non-US Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

      o interest payable on the Notes is not determined by reference to any receipts, sales or other cash flow, income or profits, change in the value of any property of, or any dividend or similar payment made by us or a person related to us, within the meaning of Code section 871(h)(4)(A), and

      o the payments are not effectively connected with a trade or business conducted by the Non-US Holder in the United Stated and either (a) the Non-US Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-US Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-US branch or office of a US financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

      If any of these conditions is not satisfied, interest (including OID) on the Notes will be subject to a 30% withholding tax when paid, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a US trade or business and the Non-US Holder provides a correct, complete and executed IRS Form W-8ECI.

      In general, gain realized on the sale, exchange or retirement of the Notes by a Non-US Holder will not be subject to US federal income tax, unless:

      o the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-US Holder in the United States, or

      o the Non-US Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

      A Note held by an individual who at death is a Non-US Holder will not be includible in the individual's gross estate for US federal estate tax purposes if payments on the Notes to the Non-US Holder would not have been subject to US federal income or withholding tax at the time of death under the tests described above.

Information Reporting and Backup Withholding.

      Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a US Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a US Holder if (a) the US Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the US Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

Backup withholding will not be required with respect to Non-US Holders, so long as we have received from the Non-US Holder a correct and complete IRS Form W-8BEN or Form W-8IMY with all of the attachments required by the IRS, signed under penalty of perjury, identifying the Non-US Holder and stating that the Non-US Holder is not a United States person. In addition, IRS Form W-8BEN will be required from the beneficial owners of interests in a Non-US Holder that is treated as a partnership for U.S. federal income tax purposes. Interest paid to a Non-US Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-US Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-US Holder made within the United States or conducted through certain US related financial intermediaries, unless the payor receives the statement described above.

Backup withholding is not an additional tax and may be refunded (or credited against your US federal income tax liability, if any), provided, that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. For Non-US Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-US Holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                     Annex A

                          Cliquet Inverse Floating Rate

+ The Interest Rate for each Interest Payment Period shall be determined by the Calculation Agent in accordance with the following:


------------------------------------------------------------------------------------------------------------
                  Interest Payment Period                                   Quarterly Coupon
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including                        14.00% (initial Interest Rate)
September 15, 2004 to but excluding December 15, 2004
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including                        14.00%
December 15, 2004 to but excluding March 15, 2005
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March                  14.00%
15, 2005 to but excluding June 15, 2005
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June                   14.00%
15, 2005 to but excluding September 15, 2005
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 1.00% - 6 Month
September 15, 2005 to but excluding December 15, 2005        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 1.00% - 6 Month
December 15, 2005 to but excluding March 15, 2006            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 1.00% - 6 Month
15, 2006 to but excluding June 15, 2006                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 1.00% - 6 Month
15, 2006 to but excluding September 15, 2006                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 2.00% - 6 Month
September 15, 2006 to but excluding December 15, 2006        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 2.00% - 6 Month
December 15, 2006 to but excluding March 15, 2007            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 2.00% - 6 Month
15, 2007 to but excluding June 15, 2007                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 2.00% - 6 Month
15, 2007 to but excluding September 15, 2007                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 3.00% - 6 Month
September 15, 2007 to but excluding December 15, 2007        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 3.00% - 6 Month
December 15, 2007 to but excluding March 15, 2008            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 3.00% - 6 Month
15, 2008 to but excluding June 15, 2008                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 3.00% - 6 Month
15, 2008 to but excluding September 15, 2008                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 4.00% - 6 Month
September 15, 2008 to but excluding December 15, 2008        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 4.00% - 6 Month
December 15, 2008 to but excluding March 15, 2009            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 4.00% - 6 Month
15, 2009 to but excluding June 15, 2009                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 4.00% - 6 Month
15, 2009 to but excluding September 15, 2009                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 5.00% - 6 Month
September 15, 2009 to but excluding December 15, 2009        USD LIBOR
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 5.00% - 6 Month
December 15, 2009 to but excluding March 15, 2010            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 5.00% - 6 Month
15, 2010 to but excluding June 15, 2010                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 5.00% - 6 Month
15, 2010 to but excluding September 15, 2010                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 6.00% - 6 Month
September 15, 2010 to but excluding December 15, 2010        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 6.00% - 6 Month
December 15, 2010 to but excluding March 15, 2011            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 6.00% - 6 Month
15, 2011 to but excluding June 15, 2011                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 6.00% - 6 Month
15, 2011 to but excluding September 15, 2011                 USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 7.00% - 6 Month
September 15, 2011 to but excluding December 15, 2011        USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including           Previous Quarterly Coupon + 7.00% - 6 Month
December 15, 2012 to but excluding March 15, 2012            USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including March     Previous Quarterly Coupon + 7.00% - 6 Month
15, 2012 to but excluding June 15, 2012                      USD LIBOR
------------------------------------------------------------------------------------------------------------
For the Interest Payment Period from and including June      Previous Quarterly Coupon + 7.00% - 6 Month
15, 2012 to but excluding September 15, 2012                 USD LIBOR
------------------------------------------------------------------------------------------------------------

      Previous Quarterly Coupon means the Interest Rate for the preceding Interest Payment Period.

      With respect to any Interest Payment Period, 6 month USD LIBOR shall be USD LIBOR set in arrears with a designated maturity of 6 months as published on Telerate page 3750 on the fifth London Banking Day prior to but not including the last day of the immediately preceding Interest Payment Period. For any Interest Payment Period where 6 month USD LIBOR sets below 0.00%, 6 month USD LIBOR shall be deemed to be 0.00% for that Interest Payment Period.

      If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day (any such adjustment being referred to as the "Business Day Convention"). For purposes of determining an Interest Reset Date, "Business Day" means any day that is not a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close and which is also a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.